Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-62844) on Form S-8 of Elecsys Corporation of our report dated July 28, 2010 relating to our audit of the consolidated financial statements, which appear in the Annual Report to Shareholders, which is incorporated in the Annual Report on Form 10-K of Elecsys Corporation for the year ended April 30, 2010.

Kansas City, Missouri
July 28, 2010